Exhibit 99.1

June 20, 2017

To Our Shareholders,

At Bio-Path, our mission is centered on the clinical development of therapeutics utilizing DNAbilize™, our novel and patented method for producing antisense DNA therapeutics for a broad spectrum of indications with unmet medical need, including cancer.

Throughout 2016 and in recent months, we have made considerable progress advancing our DNAbilize™ technology in a number of important oncology indications. We were delighted to be selected to deliver our promising clinical and scientific data at important oncology medical meetings over the last twelve months – including the American Society of Clinical Oncology (ASCO) Annual Meeting and the American Society of Hematology (ASH) Annual Meeting, and the American Association for Cancer Research (AACR), among others.

As you know, DNAbilize™ is a proprietary antisense and neutral lipid technology that enables systemic delivery of nucleic acid therapeutics. Our delivery technology forms structures similar to the cellular membrane, therefore allowing the antisense drug to be incorporated within the lipid layers and be delivered to the diseased cells with high uptake into the cell. Most importantly, there has been no evidence of toxicity associated with our technology.

We recently held a Scientific Advisory Board (SAB) meeting at ASCO in Chicago, where all clinical and preclinical DNAbilize™ programs underwent a comprehensive review. As these data continue to unfold, we are becoming aware of excellent progress in a variety of indications including solid tumors, ovarian, glioblastoma, and pancreatic cancers with unmet medical need that we believe would benefit from our platform. In partnership with our SAB, we have identified solid tumors, ovarian cancer, and combination therapies as near-term opportunities.

As a result, we plan to build out our management team, Board of Directors (BOD) and SAB in order to properly advance these opportunities. We have plans to add a new Chief Financial Officer with significant financial experience to ensure that Bio-Path is building for the future. We intend to add members to our BOD with significant industry expertise in finance, drug development and biopharmaceuticals. In tandem, we expect to add clinical leaders in each of our proposed indications to our SAB in order to enhance our understanding of both the clinical landscape and patient experience.

As always, we are grateful to our employees, clinical collaborators, board members and stockholders for their continued support as we make important progress toward realizing our vision of making a difference in the lives of patients with inadequate treatment options. We believe these actions are a necessary response to truly exciting opportunities in the development our DNAbilize technology.

And most importantly, we want to thank the people who have joined our clinical trials with the hope of improving their outcomes and that of future patients. None of the progress we have made to date would have been possible without their support, and we look forward to providing updates on our development work throughout the remainder of this year.

Sincerely,

/s/ Peter H. Nielsen

President and Chief Executive Officer